Company Contact:	Media Contact:
Rodney Young Chief Financial Officer (650) 475-3100 ext.105 irpr@stemcellsinc.com	Schwartz Communications, Inc. (781) 684-0770 stemcells@schwartz-pr.com

STEMCELLS ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

PALO ALTO, Calif., November 1, 2006 – StemCells, Inc. (NASDAQ: STEM) today reported its financial results for the third quarter ended September 30, 2006.

The Company reported a net loss of $4,863,000, or $0.06 per share, for the third quarter ended September 30, 2006, compared to a net loss of $94,000, or $0.00 per share, for the third quarter ended September 30, 2005. The increase in net loss from 2005 to 2006 was primarily attributable to higher income in the third quarter of 2005, when the Company recorded approximately $3,748,000 as income, net of legal and other expenses, upon the receipt of shares in ReNeuron Group plc as part of a license and settlement agreement. In addition, the Company adopted Statement of Financial Accounting Standards 123R effective January 1, 2006 and recognized approximately $696,000 in compensation expense in the third quarter of 2006 related to qualified stock option grants; no such expense was recognized in 2005. The increase in operating expenses was also attributable to the expansion of the Company’s operations in cell processing and clinical development. This increase was partially offset by an increase in interest income attributable to a higher average cash balance and higher yield on investments in 2006.

Cash and cash equivalents were approximately $55,441,000 as of September 30, 2006 as compared to $34,971,000 at September 30, 2005. The Company’s cash balance increased in 2006 due to a $35,840,000 registered direct placement of 11.75 million shares of common stock to a limited number of institutional investors at $3.05 per share in April 2006. Net cash used in operating activities for the nine months ended September 30, 2006 was approximately $12,077,000 compared with approximately $9,188,000 in the same period in 2005.

About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the nervous system, liver and pancreas. The Company’s programs seek to repair or repopulate neural, liver or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These cells are expandable into cell banks for therapeutic use, which offers the potential of using normal, non-genetically modified cells as cell-based therapies. StemCells has initiated a Phase I clinical trial of its proprietary human neural stem cells (HuCNS-SC™) as a treatment for neuronal ceroid lipofucinosis (NCL) and anticipates dosing the first patient in that trial later this year. NCL, which is often referred to as Batten disease, is a rare and fatal neurodegenerative disease that affects infants and young children. StemCells has approximately 40 U.S. and 100 non-U.S. patents. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”) and its ability to conduct clinical trials as well as its research and product development efforts. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty whether results obtained in the animal models of infantile NCL, spinal cord injury, or other diseases and conditions will be able to be translated into treatment for humans; uncertainty as to whether the FDA or other applicable regulators or review boards will permit the Company to continue clinical testing in NCL or in future clinical trials of proposed therapies for other diseases or conditions despite the novel and unproven nature of the Company’s technology; uncertainties regarding the timing and duration of any clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty regarding the validity and enforceability of the Company’s patents; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s stem cell programs will prove safe and clinically effective and not cause tumors or other side effects; uncertainty as to whether the Company will achieve revenues from product sales or become profitable; the Company’s likely increase in the use of cash as compared to the Company’s historical use of cash; and other factors that are described under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K.

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StemCells, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
	Three months ended		Nine months ended

	September 30,		September 30,

	2006	2005	2006	2005

Revenue from grants and licensing agreements	$18	$91	$80	$163
Operating Expenses
Research and development	3,523	2,337	9,403	5,925
General & administrative	1,889	1,549	4,979	4,009
Wind-down expenses related to our former corporate headquarters	168	297	499	2,015
Total operating expenses	5,580	4,183	14,881	11,949
Loss from operations	(5,562)	(4,092)	(14,801)	(11,786)
Other income (expense)
License and settlement agreement, net	—	3,747	103	3,747
Interest Income	735	301	1,779	790
Other income (expense)	(36)	(50)	(127)	(162)
Total other income (expense)	699	3,998	1,755	4,375

Net loss per share applicable to common shareholders; basic and diluted	($4,863)	($94)	($13,046)	($7,411)
Net loss per share applicable to common shareholders; basic and diluted	($0.06)	($0.00)	($0.18)	($0.12)
Weighted average shares – basic and diluted	77,779,257	64,179,563	73,487,670	63,226,214

StemCells, Inc.
Condensed Consolidated Balance Sheets
	September 30,	December 31,
	2006	2005
(in thousands)	(unaudited)	(a)
Assets
Current assets:
Cash & cash equivalents	$55,441	$34,541
Other current assets	1,552	589

Total current assets	56,993	35,130
Marketable securities	1,042	3,720
Property, plant & equipment, net	3,803	3,283
Other assets, net	2,615	2,706

Total assets	64,453	44,839
Liabilities and stockholders’ equity
Current liabilities	2,708	3,548
Non-current liabilities	8,835	8,915
Stockholders’ equity	52,910	32,376

Total liabilities and stockholders’ equity	$64,453	$44,839

(a) Derived from audited financial statements included in StemCells’ annual report on form 10-K filed with the SEC.